Filed pursuant to Rule 433

Registration Statement No. 333-208780

April 27, 2020

US$1,350,000,000 2.950% Global Bonds due 2045

Final Term Sheet

Issuer	Republic of the Philippines

Issue Currency	US$

Amount Issued	US$1,350,000,000

Security Type	Senior Unsecured Bonds

Coupon	2.950%

Interest Payment Dates	May 5 and November 5

Maturity Date	May 5, 2045

CUSIP	718286 CH8

Public Offering Price	100.000%

Proceeds before Expenses	US$1,349,325,000

Settlement Date	May 5, 2020

Reference Benchmark	2.375% UST due November 15, 2049

Benchmark Yield	1.259%

Re-offer Spread over Benchmark	169.1bps

Re-offer Yield	2.950%

Denominations	US$200k/1k

Day Count	30/360

Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs (Asia) L.L.C., Morgan Stanley & Co. LLC, Standard Chartered Bank and UBS AG Hong Kong Branch

Settlement and Delivery

The Republic expects that delivery of the global bonds will be made against payment therefor on or about the Settlement date, which will be the sixth business day following the date of pricing of the global bonds. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds prior to delivery of the global bonds will be required, by virtue of the fact that the global bonds initially will settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov.  Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Citigroup at Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling toll-free +1-800-831-9146.

The prospectus can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1030717/000104746920002585/a2240933z424b3.htm

MiFID II professionals/ECPs-only  — Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels).